Exhibit 14.1

CHINA XD PLASTICS COMPANY LIMITED
CODE OF BUSINESS CONDUCT

This code of Conduct of China XD Plastics Company Limited (the “Company”) provides the standards by which the Company’s employees, officers and directors should conduct themselves. It is the Company’s goal to foster the highest possible ethical standards in its employees’, officers’ and directors’ interactions with each other, customers, suppliers, regulators and the community at large. The Company has provided this code as a guide and expects that each employee, officer and director of the Company will use its principles of ethical conduct as a foundation for behavior.

COMPANY ASSETS

Electronic Communication resources

By using any of the Company’s electronic equipment or systems or by accessing the Internet or any Company intranet using a Company sign-on ID or any computer equipment or systems, an employee, officer or director of the Company acknowledges that he or she represents the Company and agrees to comply with the Company’s policies regarding their use. The Company provides electronic equipment and systems, including Internet and intranet services, for business-related activities. Consequently, the Company’s employees, officers and directors generally should use such equipment and systems to further the business interests of the Company and only in a manner that maintains the reputation and image of the Company. Limited personal use of the recourses is authorized so long as such use is:

•	Occasional;

•	Of reasonable duration;

•	Does not adversely affect performance;

•	Does not violate any applicable laws or compromise intellectual property rights; and

•	Is not otherwise prohibited by Company policy.

The following are examples of activities that are prohibited and may result in disciplinary action, up to and including termination. They include, but are not limited to:

•	Breaking into or attempting to break into any computer system, inside or outside of the Company;

•	Accessing the files or communications of others without appropriate authorization;

•	Sending or posting sensitive materials without an appropriate level or encryption or other security measures;

•	Sending chain letters;

•	Sending copies of documents, software or graphics that violate copyright laws;

•	General advertising or listing for personal benefit;

•	Communications that are addressed to another user in any manner that could reasonably cause him or her distress, embarrassment, or unwarranted attention, as this may constitute harassment;

•
Personal attacks, including, without limitation, attacks based on race, color, sex, gender, sexual orientation, national origin, ancestry, age, disability, veteran status or any other factors prohibited by law;

•	Browsing, retrieval, display or distribution of vulgar, offensive or inflammatory language, material or images, including, without limitation, sexually explicit materials, language or pictures;

•	Placing or posting work-related information or any personal web pages or in any Internet communication;

•	Downloading, saving, or transmitting the Company’s data to any non-company owned device or media;

•	Engaging in any illegal activity; or

•	Sending messages that adversely affect the reputation of the Company or its customers, vendors or competitors.

Protection of Company Assets

The Company assets, such as information, material, supplies, time, intellectual property, software, hardware and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to the Company. Safeguarding Company assets is the responsibility of all employees, officers and directors. All Company assets should be used for legitimate business purposes only and the personal use of Company assets without permission is prohibited.

Employee Innovations

The Company owns any and all the intellectual property created by employees and officers of the Company during their term of employment and relating in any way to the employee’s or officer’s work or the business of the Company. Employees and officers are expected to execute all documents necessary to assist the Company in securing rights to any and all intellectual property.

Embezzlement, Theft and Misapplication of Funds

The Company holds each employee, officer and director responsible for maintaining accurate records. Anyone who embezzles, steals, or willfully misappropriates any funds, credits or real property of the Company will be subject to disciplinary action by the Company and legal action.

Corporate Behavior

The basic principles of the Company’s corporate conduct can be simply stated:

•	The Company does not cause or tolerate any violation of law or regulation in the conduct of its business or related activities.

•
The Company provides pertinent information to authorized auditors or regulatory agencies, and discloses, on a timely basis, information required for judging the soundness of its condition and its merits as an investment.

•	The Company maintains and upholds standards and procedures that are designed to safeguard the legitimate confidentiality of information pertaining to employees and customers.

•	The Company endeavors to deal fairly and in good faith with its customers, suppliers, competitors, employees and regulators.

EMPLOYEE, OFFICER AND DIRECTOR BEHAVIOR

Confidentiality Information

Employees, officers and directors of the Company must maintain the confidentiality of information to which they are entrusted by the Company, its business partners, suppliers, customers or others related to the Company’s business. This obligation survives the termination of an employee’s, officer’s or director’s relationship with the Company. Such information must not be disclosed to others, except when disclosure, is authorized by the Company or legally mandated.

Examples of confidential information include, but are not limited to:

•	Current or prospective customers’ or employees’ business relationships;

•	Company policies, objectives, goals or strategies;

•	Lists of clients, customers or vendors;

•	Employee records;

•	Training materials, bulletins and similar documents;

•	Contracts to which the Company is a party; and

•	Any other non-public information that might be of use to competitors or harmful to the Company, its business partners, suppliers or customers, if disclosed.

Any work assignment completed for the Company at any location is also confidential information and is the property of the Company unless other contractual arrangement has been made.

Employee Privacy

The Company restricts access to employee records. This includes personnel records, payroll records, benefit plans and medical records. Access to these records is limited to those who have a legal or business need to know. Care should be taken by all persons who have access to the personnel, payroll or medical information of other employees to keep that information confidential.

Conflict of Interest

As an employee, officer or director of the Company, you have a duty of loyalty to the Company and must, therefore, avoid any actual or apparent conflict of interest with the Company. Employees, officers and directors must not use their position for private gain, to advance personal interests, or to obtain favors or benefits for themselves, members of their families, or any other individuals, corporations or business entities. A conflict situation can arise when an employee, officer or director takes an action or has an interest that my make it difficult for him or her to perform his or her work objectively and effectively.

Conflicts of interest also arise when an employee, officer or director or a member of his or her family receives improper personal benefits as a result of such employee’s, officer’s or director’s position with the Company. If such a situation arises, an employee or officer should immediately report the circumstances to their supervisor. Executive officers and directors should report any such circumstances to the Board of Director of the Company.

Corporate Opportunities

Employees, officers and directors of the Company may not:

•	Take for himself or herself personally opportunities that are discovered through the use of Company property, information or position;

•	Use Company property, information or position for personal gain; or

•	Compete with the Company.

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Regulatory Compliance

Being factual and truthful is important in all communications with others. If an employee, officer or director interacts with any government agency or auditor, he or she should deal strictly with factual information. U.S. federal law provides for severe penalties for anyone who endeavors to influence, obstruct or impede federal auditors or investigators in the performance of their official duties with the intent to deceive or defraud.

Fraud

Employees, officers and directors of the Company must not engage in fraudulent conduct. Fraud includes deliberately practiced deception, whether by words, conduct, false or misleading allegations, or by concealment, to secure unfair or unlawful gain. Fraud covers both express and implied representations of fact, and may be written or oral.

Security Practices

To help ensure a safe and secure environment, the Company reserves the right to take certain actions to protect employees, customers, suppliers and the Company, including property and premises. These actions, in accordance with applicable law, include routinely recording, monitoring, conducting surveillance, inspect and/or reviewing Internet, e-mail and intranet usage. These actions are recognized as essential elements of good security practices for customers and employees. Authorized Company personnel, including security, human resource, compliance, legal and internal audit, may use these practices to uncover any activity that may jeopardize the security or integrity of the Company’s information or information systems, and any activity that is illegal, impermissible or inappropriate. These policies apply whether employees are accessing tools available while in the workplace, or when working from home or other remote locations.

Screening and Background Checks

In addition to pre-employment background checks that include past employment, criminal, drug, credit and driving records, the Company reserves the right to use its discretion to periodically run background and screening checks during the course of employment. These actions are considered reasonable efforts necessary to ensure the safety and security of employees and customers, by ensuring that the Company does not permit employment of individuals who have engaged in illegal activities or other conduct inconsistent with an effective compliance and ethics program.

Drug Free Workplace and Alcohol Use

The Company strives to provide a safe productive environment for its employees. This includes a workplace free of the problems associated with the use of illegal drugs and unauthorized alcohol. Substance abuse subjects the Company to unacceptable risk for workplace accidents, errors or other failures that would undermine the Company’s ability to operate effectively and efficiently. Therefore, to maintain a drug-free workplace, the presence or use of illegal drugs or use of unauthorized alcohol on premises is not tolerated.

Employment of Relatives or Persons Having Close Personal Relationships

The Company restricts the employment of relatives or other persons with whom a current employee, officer or director has a close personal relationship. To minimize security risks and avoid conflicts, family members or others with close personal relationships should not work in the same Company unit or physical location, or in positions where one may supervise another, have influence over performance and/or compensation of another, that involve a chain of custody or approval authority with respect to another and/or that involve a workplace relationship that would create a conflict of interest or the appearance of a conflict of interest with another. Managers should not have personal relationships with subordinates or anyone in their reporting chain. In addition, generally the Company will not employ the relatives of human resource staff, senior officers, or members of the corporate board of directors, in any capacity. Management has the discretion to determine whether a personal relationship may interfere with the performance of a current employee, the operation of the Company and/or would result in a conflict of interest.

Gifts and Gratuities

Generally, employees, officers and directors should not accept things of value form third parties in connection with Company business. Employees, officers and directors may accept from third party meals, refreshments, travel arrangements or accommodations or entertainment, all of reasonable value, in the course of a meeting or similar function, the purpose of which is to hold bona fide business discussions or to foster better business relations. Employees, officers and directors of the Company may also accept from a third party advertising or promotional material or nominal value, such as office supplies, discounts or rebates on merchandise or services that do not exceed those available to other customers of the third party, and gifts of modest value that are relatively commonly recognized events or occasions. Gifts of cash in any amount are expressly prohibited. Employees, officers and directors may not, on behalf of the Company, directly or indirectly give, offer or promise anything of value to any individual, business entity, organization or any other person for the purpose of influence the actions of the recipient. This standard of conduct is not intended to prohibit normal business practices such as providing meals, entertainment, tickets for cultural or sporting events, promotional gifts, discounts, price concessions, gifts given as tokens of friendship or special occasions so long as they are of nominal and reasonable value under the circumstances and promote the Company’s legitimate business interests.

Harassment and Discrimination

The Company is committed to maintaining a workplace free of unlawful harassment and discrimination. The Company considers such behavior unacceptable and will not tolerate any violation of this policy.

Inside Information

It is the Company’s goal and policy to protect shareholder investments through strict enforcement of the prohibition against insider trading set forth in the federal securities law and regulations. No director, officer or employee may buy or sell, or tip others to buy or sell Company securities or the publicly-traded securities of a competitor, customer or supplier when in possession of “material non-public information” regarding the Company, such competitor, such customer or such supplier, as the case may be. Insider trading is both unethical and illegal and will be dealt with firmly.

“Material non-public information” includes, but is not limited to, information about the Company or its business that is not available to the public at large which would be important to an investor in making a decision to buy, sell or retain a stock. Common examples of this type of information includes, but is not limited to: projections of future earnings or losses, news of a pending or proposed merger or acquisition, news of a significant sale of assets or the disposition of a subsidiary, news regarding an significant current or prospective customer, the declaration of a stock split or the offering of additional stock, significant changes in management, significant new products and impending financial liquidity problems. It should be noted that either positive or negative information might be material.

This statement is just an overview of our policy on Inside Information. Officers, directors and employees should refer to the “China XD Plastics Company Limited’s Statement of Policy on Insider Trading” for the complete policy surrounding this issue.

Internal Control

Periodic assessments of the Company’s internal controls will be made by management, the internal auditors, external auditors and other internal review functions and/or regulatory agencies. All of the Company’s employees are expected to provide timely and accurate information during any such assessments of the control environment.

Outside Activities

Activities outside of the employment activities of an employee or officer should not compete or conflict with the activities of the Company. These activities should not involve any use of Company equipment, supplies or facilities, imply the Company’s sponsorship or support or adversely affect the Company’s reputation. Employees and officers are encouraged to participate in worthwhile civic, educational and charitable organizations and activities; however, every effort should be made to perform those activities during non-work hours. When schedule conflicts occur, advance arrangements must be made and approval obtained from one’s immediate supervisor. As private citizens, employees, officers and directors of the Company are free to petition or otherwise contact the government on any issue. However, unless authorized, employees, officers and directors may not purport to represent the Company when contacting any branch of government at any level.

Non Work-Related Activities in the Workplace

Staying focused on providing the best service to our customers is our top priority. The following guidelines help preserve the nature of our workforce:

•	Distribution of literature by employees is not allowed on Company premises during work time or in the work area.

•	Solicitation (the practice of petitioning or pleading for a cause) by employees is not allowed during business hours.

•	Solicitation and distribution by third parties is not allowed on Company premises at any time.

•	Literature, notices or other material of any kind may not be posted on bulletin boards, other than materials submitted to and approved by the Company’s human resources department.

•	These guidelines do not apply to Company sponsored charitable events and efforts.

Relationship with the Media

Employees should refer all questions or requests for information from reporters or other media representatives to the Company’s CEO to ensure consistency and accuracy of information.

Use of corporate Name and Letterhead

The Company or any of its affiliates’ names, logos, trademarks, copyrights or corporate letterheads may not be used for any purpose other than in the normal course of official company business, unless specifically approved by the CEO. No employee, officer or director may use the Company’s name in the internet address (URL) of a personal web page.

Workplace Violence/Statement of Respect

The Company strives to provide a safe work environment that is conducive to quality customer service, good morale and a high level of productivity. Employees, officers and directors are expected to treat fellow employees, officers, directors, customers and vendors with courtesy and to resolve any difference in a professional, non-abusive and non-threatening manner. Employees, officers and directors are responsible for their behavior and for understanding how others may perceive their conduct in the workplace. Disruptive, unruly or abusive behavior by employees, officers and directors in the workplace or at Company sponsored events will not be tolerated. Inappropriate conduct includes verbal or physical threats, fights, obscene or intimidating language and behavior, as well as any other abusive conduct. The possession of firearms or other weapons on or in all premises or property owned, operated, managed or controlled by the Company is prohibited. Employees are to report any threats or incidence of violence to their managers or to human resources. Employees, officers or directors who witness or are involved in a situation where danger is imminent should call the appropriate authorities and then contact internal resources as appropriate.

Compliance with Laws, Rules and Regulations

The Company’s employees, officers and directors are subject to numerous laws, rules and regulations, only some of which are specifically addressed in this code. The Company’s employees, officers and directors are encouraged to become reasonably informed and to comply with the laws, rules and regulations applicable to you, whether or not they are addressed in this code.

Disclosure in Documents Filed with the Securities and Exchange Commission and Other Public Communications of the Company

As officers and directors of a publicly traded company, the Company’s officers and directors are responsible for establishing, maintaining and periodically evaluating disclosure controls and procedures designed to reasonably ensure full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission or otherwise disclosed to the public. Officers and directors of the Company must promptly bring to the attention of the Audit Committee and the Company’s counsel, Mark Crone of Crone Rozynko, LLP, any information they may have concerning significant deficiencies in, or in violations of, such disclosure controls and procedures.

Discipline

Discipline will be promptly and consistently applied to serve as notice that there are serious consequences for intentional wrongdoing and to demonstrate that the Company is committed to integrity as an integral part of our culture. The Company believes that application of discipline for a violation of our ethics standards should be prompt and must be appropriate. Therefore, the Company will weigh all mitigating and aggravating circumstances, including whether the violation was intentional or inadvertent, the extent of the likely damage to the Company an its shareholders resulting from the violation and whether the offending person has committed previous violations of this code or other Company policy concerning ethical behavior.

Application and Waiver

Executive officers may waive this code of non-officer employees of the Company. Any waiver of this code for officers or directors of the Company may be made by the Board of Directors or a committee of the board of directors of the Company to which such authority has been delegated. Any waiver of this code for officers of the Company will be promptly disclosed to the shareholders of the Company. Officers of the Company must promptly report to the Audit Committee and the Company’s counsel any waiver of this code for any other officer, explicitly or implicitly granted by the Company, and any violation of this code by an officer.

Communication with Audit Committee

The Company encourages its officers to engage in active and open dialogue with the Audit Committee and to discuss with the Audit Committee any concerns or suggestions that officers may have regarding the Company’s disclosure controls and reporting procedures.

Adopted: June 27, 2009

ACKNOWLEDGEMENT OF RECEIPT OF

THE CHINA XD PLASTICS COMPANY LIMITED CODE OF CONDUCT

I have received and read the China XD Plastics Company Limited Code of Conduct (the “Code of Conduct”). I understand the standards and policies contained in this Code of Conduct and understand that there may be additional policies or laws specific to my job. I agree to comply with this Code of Conduct and any such additional specific policies or laws.

If I have questions concerning the meaning or application of this Code of Conduct, any policies of the China XD Plastics Company Limited (the “Company”) or legal and regulatory requirements applicable to the Company or my position within the Company, I will consult my supervisor and/or an appropriate representative of the Company, knowing that my questions or reports to these sources will be maintained in confidence. I understand and acknowledge that I may report violations of the Code of Conduct to the CEO and the Company’s counsel.

Signature

Print name of Director, Officer or Employee

Date